Western Goldfields, Inc.

IMPORTANT TAX INFORMATION
WESTERN GOLDFIELDS, INC. SHAREHOLDERS

Dear Shareholder,

On  , the 2007 Annual and Special Meeting of the Stockholders of Western Goldfields, Inc. will be held to, among other things, vote on a proposal for reorganizing Western Goldfields, Inc. whereby the company will effectively change its place of incorporation from Idaho to Ontario, Canada. (the “Reorganization”). Pursuant to the Reorganization, each common share of Western Goldfields, Inc. (which we refer to as WG Idaho) will be automatically converted into a common share of Western Goldfields Inc., an Ontario company (which we refer to as WG Ontario). The number of WG Ontario shares that you will own upon the completion of the Reorganization will be the same as the number of WG Idaho shares that you own immediately prior to the completion of the Reorganization, and your relative economic ownership in the company will remain unchanged.

The conversion of WG Idaho shares for WG Ontario shares pursuant to the Reorganization will result in a disposition of the WG Idaho shares held by each shareholder for Canadian tax purposes. Accordingly, you may be subject to tax as a result of the share conversion/disposition.

It is possible to defer some or all of the tax resulting from the share conversion/disposition by jointly filing with WG Ontario a Tax Election Form and submitting the Tax Election Form to the Canada Revenue Agency (the “CRA”).

Not all shareholders need to file a Tax Election Form. If you meet any of the following criteria you may not be required to file a Tax Election Form:

•	You are a non-resident of Canada.
•	You held all of your WG Idaho shares in an RRSP, RRIF, RESP, RPP or other tax-exempt plan.
•	You realized a tax loss as a result of the disposition of your WG Idaho shares.

A Tax Instructions Letter, including a Worksheet attached thereto as Appendix A, providing instructions on how to complete the Worksheet has been filed as Annex VIII to the proxy/prospectus and has been printed on green paper and delivered together with the proxy/prospectus to Canadian resident shareholders. As more fully described in the Tax Instructions Letter, Western Goldfields will prepare the Tax Election Form based on the information provided by the shareholder in the Worksheet, and then send the Tax Election Form to the shareholder for filing with the CRA.

In addition to receiving the Tax Instructions Letter, including the Worksheet, together with the proxy/prospectus, shareholders electing to file a Tax Election Form may receive the necessary materials by:

•	Going to the following website www. .com and downloading the Tax Instructions Letter, including the Worksheet, or
•	Requesting to have a paper copy of the Tax Instructions Letter, including the Worksheet, delivered to you.

If you are requesting a paper copy of the Tax Instructions Letter, including the Worksheet, please complete your name and address information below, and send your request to Western Goldfields Tax Election Process, 250 Howe Street, Suite 200, Vancouver, BC, V6C 3S7.

Name: _______________________________________________________________________

Street Address: ________________________________________________________________

_____________________________________________________________________________

_____________________________Province:_______________Postal Code: _______________

Number of copies of Tax Instructions Letter, including Worksheet, required: _____

Your request for a paper copy of the Tax Instructions Letter, including the Worksheet, must be received by Western Goldfields, Inc. by September 30, 2007. After September 30, 2007, the Tax Instructions Letter, including the Worksheet, will only be available on the website at www. .com

If you have any questions about the Tax Election process, please call 604-  (Vancouver only) or toll free 1- .

TAX INSTRUCTIONS LETTER
FOR THE REORGANIZATION OF WESTERN GOLDFIELDS, INC.

The information included in this Tax Instructions Letter is of a general nature only and is not intended to be, nor should it be construed as legal or tax advice or a representation to any Western Goldfields, Inc. shareholder. Western Goldfields, Inc. shareholders should consult their own tax advisors concerning the tax consequences to them of the Reorganization having regard to their particular circumstances.

All capitalized terms used in this document, not otherwise defined herein, have the meanings set forth in the Proxy Statement/Prospectus dated                    , 2007.

Summary of Transaction

On                                , the 2007 Annual and Special Meeting of Stockholders of Western Goldfields, Inc. will be held to, among other things, vote on a proposal for reorganizing Western Goldfields, Inc. whereby the company will effectively change its place of incorporation from Idaho to Ontario, Canada (the “Reorganization”), as detailed more fully in the proxy/prospectus and summarized below. Pursuant to the Reorganization:

•
Each common share of Western Goldfields, Inc. (which we refer to as WG Idaho) will automatically become a common share of Western Goldfields Inc., an Ontario company (which we refer to as WG Ontario); and

•
The number of WG Ontario shares a shareholder will own upon the completion of the Reorganization will be the same as the number of WG Idaho shares the shareholder owns immediately prior to the completion of the Reorganization, and the shareholder’s relative economic ownership in the company will remain unchanged.

The conversion of the WG Idaho shares for WG Ontario shares pursuant to the Reorganization will result in a disposition of the WG Idaho shares held by each shareholder of WG Idaho (the “Shareholder”). Accordingly, a Shareholder may be subject to tax because of the share conversion pursuant to the Reorganization.

It is possible to defer some or all of the tax resulting from the share conversion by jointly filing with WG Ontario a “Tax Election Form” and submitting the Tax Election Form to the Canada Revenue Agency (the “CRA”). More specifically, a Shareholder may make a joint election with WG Ontario pursuant to subsection 85(1) of the Canadian Income Tax Act (the “Act”) (or, in the case of a Shareholder that is a partnership, pursuant to subsection 85(2) of the Act) and thereby obtain a full or partial tax deferred “rollover” for Canadian (and Quebec1  and other provincial, if applicable) income tax purposes.

If the proposal for the Reorganization is approved by the Shareholders, the effective date of the Reorganization will be the date upon which the Reorganization is effective in accordance with the Agreement and Plan of Merger (the “Reorganization Date”) (see page 5 under the heading “The Reorganization Date”).

_______________________________
1 Shareholders filing tax returns in Quebec must also make the joint election under Section 518 of the Quebec Taxation Act.

Process for Completing the Tax Election

Each Shareholder choosing to file jointly with WG Ontario a Tax Election should review the following summary of steps:

Step 1.	Complete the Worksheet

The Worksheet in Appendix A must be completed. The instructions contained in this document will assist in completing Step 1.

Step 2.	Send the Completed Worksheet to Western Goldfields

Send the completed Worksheet to Western Goldfields (address: Western Goldfields Tax Election Process, 250 Howe Street, Suite 200, Vancouver, BC, V6C 3S7) ON OR BEFORE SEPTEMBER 30, 2007.

Western Goldfields will have no obligation to make a joint election with a Shareholder if the Worksheet is received after SEPTEMBER 30, 2007.

Alternatively, a Shareholder can complete Steps 1. and 2. by completing the Worksheet on line at the Special Website (see page 5 for the Special Website address) ON OR BEFORE SEPTEMBER 30, 2007.

THE WORKSHEET MUST BE COMPLETED BY A SHAREHOLDER IN ORDER FOR WESTERN GOLDFIELDS TO PREPARE A TAX ELECTION FORM.

Step 3.	Execution of the Tax Election Form by Western Goldfields and Delivery of Tax Election Form to Shareholder

After receiving the Worksheet from the Shareholder (via mail or the Special Website) and determining that the information is in apparent compliance with the provisions of the Act, Western Goldfields will prepare the Tax Election Form based on the information provided by the Shareholder in the Worksheet.

Western Goldfields will, then, send the Tax Election Form to the Shareholder.

Any Worksheets containing information not in apparent compliance with the provisions of the Act will be returned to the Shareholder for correction. Any returned Worksheets must be resubmitted by the Shareholder to Western Goldfields. A deadline extension for resubmitting the Worksheets will be provided to the Shareholder in a letter accompanying the returned Worksheet.

Step 4.	Filing of the Tax Election Form by the Shareholder with the CRA (and any Applicable Provincial Tax Authorities)

Each Shareholder is solely responsible for ensuring that the Tax Election Form is filed with the CRA (and any applicable provincial tax authorities) by the applicable deadline (see page 6 for a discussion on applicable deadlines).

The Shareholder will be solely responsible or liable for any taxes, interest, penalties, damages or expenses resulting from the failure by the Shareholder to properly complete or file a Tax Election Form in the form and manner and within the time prescribed by the Act (and the corresponding provisions of any applicable provincial tax legislation).

Key Information

•	Special Website: www. .com

•	Technical Assistance Hotline: 604 (Vancouver only)
1-             (toll-free)

The technical assistance hotline is in operation from 9:00 am to 5:00 pm (Vancouver time) Monday to Friday.

The Reorganization Date

At the time of printing this document the Reorganization Date is not known. Subsequent to the Reorganization Date, Shareholders will be able to obtain the Reorganization Date on the Special Website or Technical Assistance Hotline noted above.

The Closing Price of WG Idaho Shares

At the time of printing this document the closing price of the WG Idaho Shares on the last trading day before the Reorganization Date is not known. Subsequent to the Reorganization Date, Shareholders will be able to obtain this closing price and additional information to assist in determining the fair market value of the WG Idaho Shares on the Special Website or Technical Assistance Hotline noted above.

This fair market value will be important when completing the Worksheet.

Key Deadlines

•	Deadline for receipt by Western Goldfields of the Worksheet:

−	ON, OR BEFORE SEPTEMBER 30, 2007.

•	Deadline for filing the Tax Election Form with the CRA (and any applicable provincial tax authorities):

The Tax Election Form is due on or before the date on which any one of the parties to the election is required to file an income tax return.

WG Ontario must file its income tax return that includes the Reorganization Date, on or before June 30, 2008.

Shareholders who are required to file an income tax return before June 30, 2008 must file the Tax Election Form on or before the filing date of their own income tax return. For example:

•	Shareholders who are individuals must file their personal income tax returns on or before April 30, 2008. This date is also the filing deadline for the Tax Election Form.

•	Shareholders that are self-employed must file their personal income tax returns by June 15, 2008. This date is also the filing deadline for the Tax Election Form.

Shareholders who are required to file an income tax return after June 30, 2008 must file the Tax Election Form on or before June 30, 2008.

The Worksheet

In order to complete the Worksheet, a Shareholder will need the following:

1.	Worksheet in Appendix A;

2.	Name, address, social insurance number or business number and relevant taxation year, including, if applicable, similar information for co-owners of the WG Idaho shares;

3.	Number of WG Idaho shares you owned prior to the Reorganization;

4.	Adjusted Cost Base of the WG Idaho shares[2] you owned prior to the Reorganization;

5.	Per share Fair Market Value of the WG Idaho shares (See page 11 under the heading “The Total Fair Market Value of the WG Idaho Shares Disposed”); and

6.	The Agreed Amount (See page 12 under the heading “Agreed Amount”).

_______________________________
2 See page 12. Each shareholder must calculate the Adjusted Cost Base. Western Goldfields does not have information that will assist in calculating the Adjusted Cost Base. Please consult your tax advisor for assistance in this matter.

STEP 1

Complete the Worksheet

The Worksheet is broken down into two parts as follows:

•	Part I - Identification
•	Part II - Information Required

The next few pages of this Tax Instructions Letter will assist you in understanding the information requirements of each part of the Worksheet.

Part I - Identification

The question numbers in bold type face in “Part I - Identification” and “Part II - Information Required” of the Tax Instructions Letter correspond to the question numbers in the Worksheet so that you can easily cross-reference between the Tax Instructions Letter and Worksheet. As the questions contain concepts which you may not be familiar with, we discuss and provide and examples of such concepts below.

This Part requires the Shareholder to provide the following information:

1.  Name of taxpayer.
2.  Social Insurance or Business Number.
3.  Address.
4.  Taxpayer type.
5.  Taxation year of taxpayer.

The “taxation year of taxpayer” that the Shareholder must provide is the taxation year that includes the Reorganization Date.

a)	Individuals are taxed on a calendar year basis and have a December 31 taxation year. Individual Shareholders will, generally, have a taxation year of 2007/01/01 to 2007/12/31.

b)
Trusts that are inter vivos trusts are taxed on a calendar year basis and have a December 31 taxation year. Inter vivos trusts that were established by January 1, 2007, will, generally, have a taxation year of 2007/01/01 to 2007/12/31.

c)
Trusts that are testamentary trusts may have a taxation year that ends at any time of the year. For testamentary trusts, the taxation year that you must provide is the one containing the Reorganization Date. For example, if the testamentary trust’s year began on October 2, 2006 and ends on October 1, 2007, the taxation year will be 2006/10/02 to 2007/10/01.

d)
Corporations may have a taxation year that ends at any time of the year. For corporations, the taxation year you must provide is one containing the Reorganization Date. For example, if the corporation’s year began on October 2, 2006 and ends on October 1, 2007, the taxation year will be 2006/10/02 to 2007/10/01.

Co-Ownership of the WG Idaho Shares

If you own the WG Idaho shares together with another person(s) (singly, a “co-owner” and collectively, the “co-owners”), a single Worksheet may be used for purposes of the election and, therefore, only one Worksheet has to be completed and submitted to Western Goldfields for processing. In this case, there would be a single Agreed Amount applicable to you and any co-owner(s). If a single Worksheet is being used for you and any co-owner(s), you have to identify the other co-owner(s) and provide the information requested in 6., 7. and 8. below. If you need more space, you can provide the foregoing information on a separate sheet of paper.

Alternatively, you and each co-owner may complete your and his/her own Worksheet. You would set out your co-owner’s respective ownership interest in the WG Idaho shares. You would report amounts on your Worksheet corresponding to your percentage ownership of the WG Idaho shares. Finally, you would choose an Agreed Amount in respect of your particular ownership interest in the WG Idaho shares. For example, two spouses who each co-own a 50% interest in the WG Idaho shares may individually submit their own separate Worksheet in respect of their 50% interest. In this case, each spouse would be able to choose his/her own Agreed Amount on his/her Worksheet.

A Shareholder that owns his/her WG Idaho shares together with a co-owner or co-owners may call the Technical Assistance Hotline (see page 5 for the phone number) for further directions.

6. Name of Co-Owner(s).
7. Social Insurance or Business Number of Co-Owner(s).
8. Address of Co-Owner(s).

Part II - Information Required

This Part requires the Shareholder to provide the following information to DETERMINE THE TAX CONSEQUENCES RESULTING FROM THE DISPOSITION OF THE WG IDAHO SHARES.

9. Are Any of the Properties Transferred Capital Properties?

Most shareholders will hold the WG Idaho Shares as capital property and will answer the question “Are any of the properties transferred capital properties?” as “Yes”.

Some WG Idaho Shareholders will hold the WG Idaho Shares as inventory and will answer this question as “No”.

Whether WG Idaho shares are capital property or inventory will determine how any gain or loss is treated for tax purposes. Gains on WG Idaho shares held as capital property will be taxed as a capital gain, only one-half of which will be taxable. WG Idaho Shares held as inventory will be fully taxable as income.

Shareholders who are unsure of the nature of the WG Idaho share property should discuss this issue with their tax advisor.

Shareholders that held their WG Idaho Shares prior to 1972, or acquired these shares from non-arm’s length parties who owned the WG Idaho Shares prior to 1972, will need to provide additional information. Shareholders affected by this should call the Technical Assistance Hotline (see page 5 for the phone number) for further directions.

10. The Number of WG Idaho Shares Disposed.

Tax Terms and Concepts

Questions 11-13 contain tax terms and concepts that you may not be familiar with. As such, we discuss and provide examples of each term and concept below.

There are three tax terms used in the Worksheet:

•	Fair Market Value;
•	Adjusted Cost Base; and
•	Agreed Amount.

11. The Total Fair Market Value of the WG Idaho Shares Disposed.

The Fair Market Value of the WG Idaho Shares must be determined on a reasonable basis. The CRA does not provide guidance on what is a reasonable basis; however, the term “fair market value” has been interpreted to mean the amount realized if the share was sold by the taxpayer in a market not exposed to any undue stresses and composed of willing buyers and sellers.

Each Shareholder is responsible for determining the Fair Market Value of their WG Idaho shares.

The closing price of a WG Idaho Share on the last day of trading before the Reorganization Date will be available on the Special Website and via the Technical Assistance Hotline (see page 5). A range of closing prices of a WG Idaho share for the 20 trading day period before the Reorganization Date will also be available on the Special Website or via the Technical Assistance Hotline.

You must provide the total Fair Market Value of the WG Idaho shares disposed.

The total Fair Market Value of the WG Idaho shares disposed equals:

•	The number of WG Idaho shares disposed on the Reorganization Date

MULTIPLIED BY

•	The Fair Market Value of each WG Idaho share.

Please note that Western Goldfields cannot guarantee that the Fair Market Value amount of the WG Idaho shares will be accepted by the CRA. Therefore, Western Goldfields cannot accept any responsibility for the consequences resulting from the CRA using a different Fair Market Value in calculating the tax consequences for any particular Shareholder.

12. The Adjusted Cost Base of the WG Idaho Shares Disposed.

The Adjusted Cost Base of the WG Idaho shares will generally be what each Shareholder paid for the shares when acquired. The Adjusted Cost Base may be different due to certain events (e.g., receiving shares from an estate, or where a Shareholder received their shares due to a previous tax deferred transaction).

The rules on determining the Adjusted Cost Base are complex. Western Goldfields does not have access to information that can assist Shareholders in determining their particular Adjusted Cost Base. Each Shareholder should consult their tax advisor to obtain assistance in determining the correct Adjusted Cost Base of their WG Idaho shares.

13. Agreed Amount.

The Agreed Amount (sometimes referred to as the “elected amount”) is chosen by the Shareholder, within certain parameters provided for in the Act, to effect the tax results of the disposition of the WG Idaho shares.

The Agreed Amount must comply with the following rules:

(1)	The Agreed Amount cannot be higher than Fair Market Value of the WG Idaho shares you disposed of on the Reorganization Date; and

(2)	The Agreed Amount cannot be less than the Adjusted Cost Base of the WG Idaho shares you disposed of on the Reorganization Date.

If the Fair Market Value of the WG Idaho shares is less than the Adjusted Cost Base, the Agreed Amount must equal the Fair Market Value.

Using all the information described above, you will need to determine the Agreed Amount. This amount will be your proceeds of disposition on your tax return used in calculating any gain or loss on the disposition of your WG Idaho shares.

The Agreed Amount must be within the range required by the Act. You may choose any Agreed Amount within this range.

14. Are You Required to File a Quebec Income Tax Return?

Shareholders that are required to file a Quebec income tax return are also required to file an additional Quebec Tax Election Form in order to obtain a tax deferred rollover for Quebec income tax purposes. For Shareholders that answer “Yes” to this question, Western Goldfields will prepare a Quebec Tax Election Form based on the information provided by the Shareholder in the Worksheet, and send the Quebec Tax Election Form to the Shareholder for filing with the Quebec taxation authority. Please note: that such Shareholder will have to file the Quebec Tax Election Form with the Quebec taxation authority, in addition to filing the Federal Tax Election Form with the CRA.

15. Contact Information.

Western Goldfields may have to contact a Shareholder to clarify certain information in, or relating to, the Worksheet. Western Goldfields requests that each Shareholder provide a telephone number, facsimile number and e-mail address, if available, to facilitate any such contact with the Shareholder.

Appendix A

Worksheet

PART I - Identification

1.	Name of taxpayer.	_________________________________________

2.	Social Insurance or Business Number.	_________________________________________

3.	Address. Street	_________________________________________

	City, Province	__________________________,______________

	Postal Code	☐☐☐-☐☐☐

4.	Taxpayer type.	_____ Corporation
_____ Individual
_____ Trust

5.	Taxation year of taxpayer.	Y Y Y Y / M M / D D to Y Y Y Y / M M / D D

6.	Name of co-owner(s), if any[3].	_________________________________________

7.	Social Insurance or Business Number of co-owner(s).	_________________________________________

8.	Address of co-owner(s).

	Same as above?	______ Yes

or

	Address Street	_________________________________________

	City, Province	__________________________,______________

	Postal Code	☐☐☐-☐☐☐
_______________________________
3 If a single Worksheet is being used for you and any co-owner(s), you have to identify the other co-owner(s) and provide the information requested in 6., 7. and 8. above.

Appendix A

Worksheet

PART II - Information required

9.	Are any of the properties transferred capital properties?	______ Yes or ______ No

10.	The number of WG Idaho shares disposed.	______________ (A)

11.	The total Fair Market Value of the WG Idaho shares disposed.

	Amount from line (A) above	$_____________ (B)

	Fair Market value of each WG Idaho share	$_____________ (C)

	multiply (B) by (C) above	$_____________ (D)

12.	The Adjusted Cost Base of the WG Idaho shares disposed (from your records).	$_____________ (E)

13.	Agreed Amount. - (You must choose this amount)

	Fair Market Value (Amount on line (D) above)	$_____________

	Adjusted Cost Base - amount on line (E) above	$_____________

	Agreed Amount[4]: - cannot exceed (D) or be lower than (E)	$_____________ (F)

The Agreed Amount must equal your Adjusted Cost Base (Line E above) to avoid a gain on the disposition of the WG Idaho shares,

14.	Are you required to file a Quebec income tax return?	______ Yes or ______ No

15.	Contact Information.

Telephone number	_________________________________________

Facsimile number	_________________________________________

E-mail address	_________________________________________

____________________________
4 If the amount on line (D) is less than line (E), the Agreed Amount must be the amount on line (D)